FOR IMMEDIATE RELEASE

Contact:        Thomas F. Bogan, Chief Operating Officer
                (408) 863-4500
                E-mail ir@rational.com

                Timothy A. Brennan, Chief Financial Officer
                (408) 863-4500
                E-mail ir@rational.com


RATIONAL SOFTWARE ANNOUNCES PROPOSED PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

Cupertino, Calif., January 24, 2000-Rational Software Corporation (Nasdaq:
RATL), the e-development company, today announced that it intends, subject to market and other conditions, to raise a total of $250 million gross proceeds through a private offering of convertible subordinated notes. The Company stated that it intends to raise $250 million (not including an over-allotment option of up to $50 million) through a private offering of convertible subordinated notes. The offering will be made to qualified institutional buyers.

The Company stated that it intends to use the net proceeds of the convertible note offering for working capital and for other general corporate purposes. The notes are convertible into shares of Rational's common stock and will be due February 1, 2007.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the ``Securities Act''), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Rational Software Corporation
Rational Software Corporation (Nasdaq: RATL), the e-development company, helps organizations develop and deploy software for e-business, e-infrastructure, and e-devices through a combination of tools, services and software engineering best practices. Rational's e-development solution helps organizations overcome the e-software paradox by accelerating time to market
while improving quality.   Rational's integrated solution simplifies the
process of acquiring, deploying and supporting a comprehensive software development platform, reducing total cost of ownership. International Data Corporation (IDC) has recognized Rational as the leader in multiple segments of the software development life-cycle management market for three years in a row. Founded in 1981, Rational, one of the world's largest Internet software companies, had revenues of $411 million in its fiscal year that ended in March, 1999 and employs more than 2,000 people around the world.